                                                                  Rule 424(b)(3)
                              Registration Statement Nos. 333-4012 and 333-24667

PRICING SUPPLEMENT NO. 3, Dated December 11, 1998
To PROSPECTUS SUPPLEMENT Dated May 16, 1997 and
PROSPECTUS DATED MAY 16, 1997
                            First Data Corporation
                          Medium-Term Notes, Series D
                                 (fixed rate)

              due from nine months to 30 years from date of issue

Principal amount: $100,000,000         Cusip: 32006YAH5

Interest payable each June 15 and      Form:
December 15, commencing June 15, 1999, [X] Book Entry [_] Certificated and at maturity

Initial price to public: 99.536%       Depositary: The Depository Trust Company
of principal amount, plus accrued
interest, if any, from
December 16, 1998

Interest Rate: 5.80% per annum         Sinking Fund: [_] Yes  [X] No

Underwriting discount: .650% of        Redemption Information: Not redeemable
principal amount                       prior to maturity

Aggregate price to be paid to issuer:  Repayment information: not repayable
98.886% of principal amount, plus      prior to maturity
accrued interest, if any, from
December 16, 1998                      Extension information: N/A

Proceeds to Issuer: $98,886,000 plus   Delayed delivery information: N/A
accrued interest, if any, from
December 16,1998                       Underwriters: Lehman Brothers Inc.
                                                     Chase Securities Inc.
Original Issue Date: December 16, 1998               Salomon Smith Barney Inc.

Stated Maturity: December 15, 2008     Other provisions:

Regular Record Dates: June 1 and       Annex attached: [X] Yes  [_] No
December 1

Amortizing Note: [_] Yes  [X] No

Original Issue Discount
Note: [_] Yes  [X] No

Original Yield to Maturity: 5.949%

The aggregate principal amount of this offering is U.S. $100,000,000 and relates only to Pricing Supplement No. 3. Medium-Term Notes, Series D may be issued by the Company having an aggregate initial offering price of up to U.S. $1,000,000,000 subject to reduction under certain circumstances.

================================================================================
Type of Sale:
[_] As Agent
[X] As Principal

          ANNEX TO PRICING SUPPLEMENT NO. 3, DATED DECEMBER 11, 1998,
                TO PROSPECTUS SUPPLEMENT DATED MAY 16, 1997 AND
                  PROSPECTUS DATED MAY 16, 1997 (Page 1 of 2)


                             FIRST DATA CORPORATION
                          MEDIUM-TERM NOTES, SERIES D
                                  (FIXED RATE)


     IN CONNECTION WITH CERTAIN OFFERS OR SALES OF NOTES, CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SUCH TRANSACTIONS MAY INCLUDE BIDS OR PURCHASES FOR THE PURPOSE OF PEGGING, FIXING OR MAINTAINING THE PRICE OF THE NOTES AND THE PURCHASE OF NOTES TO COVER SYNDICATE SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "SUPPLEMENTAL PLAN OF DISTRIBUTION" IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT.


                               OFFERING AND SALE

     We have entered into a Purchase Agreement, dated December 11, 1998, with Lehman Brothers Inc., Chase Securities Inc. and Salomon Smith Barney Inc. (the "Underwriters"). Subject to the terms and conditions set forth in the Purchase Agreement and the Distribution Agreement, as defined therein, we have agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase, the principal amount of our 5.80% Notes due December 15, 2008 (the "Notes"), set forth below:

          Underwriter                                Principal Amount
          -----------                                ----------------
          Lehman Brothers Inc. ......................  $ 65,000,000
          Chase Securities Inc. .....................    20,000,000
          Salomon Smith Barney Inc. .................    15,000,000
                                                       ------------

               Total.................................  $100,000,000
                                                       ============

     The Purchase Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the Notes are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are committed to take and pay for all of the Notes, if any are taken.

     The Underwriters propose to offer the Notes in part directly to the public at the initial offering price set forth on the cover page of this Pricing Supplement, and in part to certain dealers at such price less a concession not in excess of .40% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of .25% of the principal amount of the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

          ANNEX TO PRICING SUPPLEMENT NO. 3, DATED DECEMBER 11, 1998,
                TO PROSPECTUS SUPPLEMENT DATED MAY 16, 1997 AND
                  PROSPECTUS DATED MAY 16, 1997 (Page 2 of 2)



     The Notes are part of a new issue of securities with no established trading market. We have been advised by each Underwriter that it presently intends to make a market in the Notes, although none of the Underwriters is obligated to do so and may discontinue any market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes, or that an active trading market for the Notes will develop. If an active public market does not develop, the market price and liquidity of the Notes may be adversely affected.

     We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Underwriters and their affiliates engage in transactions with and perform services for us and certain of our affiliates from time to time in the ordinary course of business.